Executive Service Agreement

Allied Healthcare International Inc

and

Alexander Young

Conditional and Subject to Contract

December 2007

THIS AGREEMENT is made on 22nd December 2007

BETWEEN:

(1)	ALLIED HEALTHCARE INTERNATIONAL INC whose registered office is at 245 Park Avenue, 39th Floor, New York, NY 10167 (the “Company”); and
(2)	ALEXANDER YOUNG whose home address is Fords Field, Smugglers Lane, Crowborough, East Sussex, TN6 1TG, England (the “Executive”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this agreement (unless the context requires otherwise):

“Board” means the board of directors from time to time of the Company (including any committee of the board duly appointed by it);

“Group Company” means the Company, its holding company (as defined in section 736 of the Companies Act 1985) or section 1159 of the Companies Act 2006 (as applicable)) or any subsidiary undertaking (as defined in section 258 of the Companies Act 1985 or section 1162 of the Companies Act 2006 (as applicable)) or associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Company or the Company’s holding company and any firm, company, corporate or other organisation that:

(a)	is directly or indirectly controlled by the Company;
(b)	directly or indirectly controls the Company; or
(c)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions;

“Incapacity” means any sickness or injury which prevents the Executive from carrying out his duties;

“Regulatory Requirements” has the meaning in clause 24; and

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000.

2.	TERM OF APPOINTMENT
2.1

The Company shall employ the Executive and the Executive shall serve the Company on the terms of this agreement (the “Appointment”). The Appointment shall commence on 14 January 2008 and shall continue until terminated:

(a)	as provided for elsewhere in this agreement;
(b)	by either party giving the other not less than TWELVE months’ prior written notice; or
(c)	automatically on the Executive’s 65th birthday (being the contractual retirement date).

2.2

The Executive represents and warrants to the Company that by entering into this agreement or performing any of his obligations under it he will not breach any court order or any obligations to any third party (whether express or implied) and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result of any claim that he is in breach of any such obligations.

2.3

The Executive will be provided with a copy of the Company’s Staff Handbook and details of any other rules and procedures, e.g. a compliance manual, and any share dealing and inside information policies of the Company.

3.	PAYMENT IN LIEU OF NOTICE
3.1

Without prejudice to clause 2.1(b) above where notice is served to terminate the Appointment by either party the Company may (at the sole and absolute discretion of the Board) terminate the Appointment at any time and with immediate effect by:

(a)

making the Executive a payment in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Salary (at the date of termination) for the notice period (or remainder of the notice period); and

(b)

making the Executive a payment equivalent to the cost to the Company of providing the Executive with his contractual benefits comprising pension contributions, private medical and permanent health insurance and car allowance for the notice period (or remainder of the notice period).

4.	DUTIES
4.1

The Executive shall have general management of the business of the Company and perform such duties as are customarily associated with the role of Chief Executive subject to the control, supervision and direction of the Board reporting directly to the Chairman.

4.2	In furtherance of the foregoing, the Executive shall:
(a)	unless prevented by Incapacity devote the whole of his working time and attention to the duties assigned to him;
(b)	faithfully and diligently serve the Company (and all Group Companies);
(c)	act solely in such a way as to promote and protect the interests of the Company (and all Group Companies);
(d)	comply with his fiduciary duties;
(e)	comply with his statutory and other legal duties under the Companies Act 2006, and the laws of the United States, New York and any other applicable laws, including but not limited to:-
(i)	his duty to act in accordance with the Company’s articles of incorporation and by laws and to only exercise powers for the purposes for which they are conferred;
(ii)

his duty to act in the way he considers, in good faith, would be most likely to promote the success of the Company for the benefit of its shareholders as a whole, and in so doing have regard (amongst other matters) to:-

(A)	the likely consequences of any decision in the long term,
(B)	the interests of the Company’s employees,

(C)	the need to foster the Company’s business relationships with suppliers, customers and others,
(D)	the impact of the Company’s operations on the community and the environment,
(E)	the desirability of the Company maintaining a reputation for high standards of business conduct, and
(F)	the need to act fairly as between members of the Company;
(iii)	his duty to exercise independent judgment;
(iv)	his duty to exercise reasonable care, skill and diligence;
(v)	his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company;
(vi)	his duty not to accept a benefit from a third party conferred by reason of his being an officer or director or his doing (or not doing) anything as an officer or, director;
(vii)	his duty to declare to the other directors the nature and extent of any interest (whether direct or indirect) which he has in a proposed transaction or arrangement with the Company;
(f)

obey all reasonable and lawful directions given to him by or under the authority of the Board provided that such lawful directions would not create an unreasonable risk of personal harm to any individual;

(g)	perform services for and hold offices in any Group Company without additional remuneration (except as otherwise agreed);
(h)	carry out his duties and exercise his powers jointly with such person or persons as the Board may appoint to act jointly with him;
(i)

work at Knightsbridge, London (which is his place of work at the date of this agreement) or such other places in the United Kingdom as the Board may reasonably require for the proper performance of his duties. If the Company requires the Executive to relocate he will be reimbursed his relocation expenses in accordance with the Company’s relocation policy as amended from time to time;

(j)	travel to such places (whether in or outside the United Kingdom) by such means and on such occasions as the Board may from time to time require;
(k)	make such reports to the Board on any matters concerning the affairs of the Company or any Group Company as are reasonably required;
(l)

not enter into any arrangement on behalf of any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms with respect to any group company;

(m)

comply with any code of practice or policy issued by the Company from time to time relating to transactions in securities and all requirements, recommendations, rules and regulations (as amended from time to time) of the Financial Services Authority, the Securities and Exchange Commission and all regulatory authorities relevant to the Company and any Group Company with which the Executive is concerned;

(n)

consent to the Company monitoring and recording any use that he makes of its telecommunication or computer systems and will comply with any policies that it may issue from time to time concerning the use of such systems; and

(o)

immediately report to the board any wrongdoing of which the Executive becomes aware (including acts of misconduct, dishonesty, breaches of contract, fiduciary duty, statutory duty, company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by any other director or member of staff of the Company or and any Group Company of which the Executive was aware to the Board immediately, irrespective of whether this may involve any degree of self incrimination.

5.	PROVISIONS RELATING TO DIRECTORSHIP
5.1	The Executive shall be a director of the Company and:
(a)	shall hold such offices as a director or secretary (an “Office”) in the Company or any Group Company as the Board may from time to time reasonably require;
(b)

(if the Board so requests) shall immediately resign without claim for compensation from any Office held in the Company and any Group Company and the Executive irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this clause;

(c)	shall not do anything that would cause him to be disqualified from holding any Office;
(d)	shall not (without the prior written approval of the Board) resign from any Office which he holds in the Company or any Group Company or any trusteeship which he holds as a result of the Appointment;
(e)

shall hold any Office in the Company (or any Group Company) subject to the certificate of incorporation, by laws or articles of association of the Company (or the relevant Group Company) as amended from time to time and he will do such things as are necessary to ensure that he and the Company (or the relevant Group Company) comply with New York, United States law and the Companies Act 2006 and Companies Act 1985 (both as amended from time to time) including without limitation retiring by rotation from his Office and seeking re-election when requested to do so by the Company or in accordance with the certificate of incorporation, by laws or articles of association of the Company or relevant Group Company; and

(f)

acknowledges that the termination of any Office which he holds in the Company or any Group Company by the Company or any Group Company (including failure to be re-elected to the Office following retirement by rotation) shall amount to a fundamental breach of this agreement enabling the Executive to claim damages should he accept such breach and terminate the Appointment.

6.	WORKING TIME
6.1	The Executive’s normal working hours shall be 9.00 a.m. to 5.00 p.m. on Mondays to Fridays and such additional hours as are reasonable and necessary for the proper performance of his duties.
6.2

The parties agree that the nature of the Executive’s position is such that his employment is not and cannot be measured and so his employment falls within the scope of Regulation 20 of the Working Time Regulations 1998.

7.	HOLIDAY
7.1

The Executive shall be entitled to 25 working days’ holiday in addition to the usual eight English public holidays in each complete holiday year worked (which is the period of 12 months commencing on 1 January each year) at full salary. Holiday will be taken at such time or times as may be approved in advance by the Board. Holidays not taken in any holiday year cannot be carried over to a subsequent holiday year. If the Executive does not work for the whole of any holiday year then his holiday entitlement for that year will be calculated on the basis of 2 and 1/12 day’s holiday for each completed month of service in the relevant holiday year. Regulations 15(1) to 15(4) of the Working Time Regulations 1998 shall not apply to the Appointment.

7.2	Upon termination of the Appointment:
(a)

the Executive shall be entitled to receive payment in lieu of any holiday entitlement which has accrued prior to the date of termination but is unused but where such termination is pursuant to clause 19 (Termination by Events of Default) or follows the Executive’s resignation the amount of such payment in lieu shall be £1; or

(b)	the Company shall be entitled to make a deduction from the Executive’s remuneration in respect of holidays taken in excess of the entitlement accrued prior to the date of termination.

The accrued holiday entitlement at the date of termination shall be calculated on the basis of 2 and 1/12 day’s holiday for each completed calendar month of service in the then current holiday year. The amount of the payment in lieu (or deduction) shall be calculated on the basis of 1/260 of the Executive’s annual salary for each day’s holiday not taken (or taken in excess of the accrued entitlement).

7.3

If either party serves notice to terminate the Appointment the Board may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Executive is on Garden Leave).

7.4	Holiday entitlement shall not accrue for any period during which the Executive is on Garden Leave. Any accrued but unused holiday shall be deemed to be taken during any period of Garden Leave.
8.	OUTSIDE INTERESTS
8.1

The Executive shall not during his employment with the Company be (and warrants to the Company that as at the date of this agreement he is not (save as a representative of the Company or with the prior written approval of the Board)) whether directly or indirectly, paid or unpaid, engaged or concerned in the conduct of, or become an employee, agent, partner, consultant or director of or assist or have any financial interest in any other actual or prospective business or profession which is similar to or in competition with the business carried on by the Company or any Group Company or which may reasonably be thought by the Board to interfere, conflict or compete with the proper performance of the Executive’s obligations to the Company. The Executive may not hold any office as a director or chairman of another company or any other for-profit business organisation without the prior written consent of the Board and shall notify the board if he holds any office as a director or chairman of any not-for-profit organisation including but not limited to all charitable or civic organisations.

8.2	The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that:

(a)	any such holding shall not exceed five per cent. of the issued share capital of the company concerned and is held by way of bona fide investment only (“Investment”); and
(b)	he complies with the Regulatory Requirements.
8.3

The Executive shall disclose to the Board any matters relating to his spouse or civil partner (or anyone living as such), his children or stepchildren including adult children or stepchildren, (or the children or stepchildren of his spouse, civil partner or anyone living as such, who live with him and have not attained the age of 18), his parents or any body corporate, trust or firm, or trustee or partner whose affairs or actions he controls or with whom he is connected as defined in sections 252 to 256 of the Companies Act 2006 which, if they applied to the Executive, would contravene clauses 8.1 or 8.2 to the extent that he has knowledge of such matters.

9.	SALARY
9.1

The Executive shall be paid a salary of £210,000 (TWO HUNDRED AND TEN THOUSAND POUNDS) per annum or such other rate as may be agreed from time to time (the “Salary”) subject to such deductions as are required by law. The Salary shall accrue from day to day. The Executive shall not be entitled to any other remuneration by reason of his holding any Office in the Company or any Group Company. The Salary shall be payable by bank credit transfer in equal monthly instalments in arrears on or about the last working day of each calendar month.

9.2

The Salary shall be reviewed by the compensation committee of the Board on or about December each year, the first such review to take place on 1 December 2008. There is no obligation to award an increase. There will be no review of the Salary after notice has been given in accordance with clause 2.1(b) or if the Executive is in receipt of benefits under the Company’s permanent health insurance scheme.

9.3	The Company may deduct from any sums owed to the Executive all sums which he owes the Company or any Group Company from time to time.
10.	BENEFITS
10.1	The Company will contribute a sum equivalent to 15% (FIFTEEN PER CENT.) of the Executive’s annual salary into an approved occupational pension scheme for the benefit of the Executive.
10.2	The Executive may participate in:
(a)	Stock Options

Subject to any legal or regulatory prohibition or Company policy on dealings in the Company’s shares, and to all necessary consents and approvals, the Executive will be granted an initial stock option, no later than 12 February 2008, to acquire 200,000 shares of common stock in the Company, exercisable at no less than the fair market value of such shares on the date of grant of the option. The option shall be granted under, and shall be governed by, the Company’s 2002 Stock Option Plan. Exercise of the option shall be subject to the Executive’s continued service and to vesting and performance conditions to be determined by the compensation committee with the approval of the Board on or before the date of grant of the option. Further stock options may be granted from time to time at the discretion of the compensation committee.

(b)	Long-term Incentive Award

Subject to any legal or regulatory prohibition and Company policy on dealings in the Company’s shares, and to all necessary consents and approvals, the Executive will be granted an individual long term incentive award (the “LTI Award”) the potential maximum value of which (when aggregated with the actual or, if still unexercised, expected value of the initial stock option referred to in clause 10.2(a) above) will be £3 million (before tax) by the expiry of four years from your commencement of service. The LTI Award shall be settled in shares of common stock in the Company or in cash, or a mixture of the two, at the discretion of the Board, and shall be subject to the Executive’s continued service and to vesting and performance conditions to be determined by the compensation committee with the approval of the Board.

(c)	Private Medical Cover

The Executive will be eligible to participate in the Company’s private medical cover scheme subject to:

(i)	the Executive’s health and/or the health of his wife and relevant dependants not being such as to prevent inclusion in a scheme on terms and at a premium which the Company considers reasonable;
(ii)	the rules of the scheme and any relevant rules or insurance policy of the private medical cover provider as amended from time to time.
(d)	Bonus

The Executive will be eligible to participate in any annual bonus arrangements established by the compensation committee with the approval of the Board for participation by executive directors, on and subject to the terms and conditions thereof, under which the Executive may receive an annual bonus of up to 40 per cent. of his base salary. The conditions will include the Executive’s continued service and annual performance conditions to be set by the compensation committee with the approval of the Board by or within a reasonable period after the commencement of each annual performance period.

(e)	Permanent Health Insurance

Subject to clause 19 (Termination by Events of Default), the Executive may participate in any permanent health insurance scheme with a third party insurer provided by the Company subject to the terms and conditions of the scheme as amended from time to time, the rules of the relevant insurance policy as amended from time to time and his satisfying the requirements of the scheme insurers. The Executive’s participation in such a scheme shall be on the basis that:

(i)

the Company shall only be obliged to make payments to the Executive to the extent that it has received payment from the scheme insurers for that purpose and, for the avoidance of doubt, no other sums will be due to the Executive from the Company;

(ii)	the Executive’s health is not such that the Company is unable to obtain cover or to obtain cover on terms and at a premium which the Company considers reasonable;
(iii)	the Company may change the provider of such insurance and/or the level of cover provided on reasonable notice to the Executive;

(iv)	in the event that the Executive wishes to make a claim under the said policy of insurance the Company will use reasonable endeavours to:
(A)	obtain from its insurers any forms required to initiate the Executive’s claim;
(B)	provide the Executive with such forms in order to enable him to make a claim; and
(C)

liaise between the Executive and its insurers in order to assist with the processing of the Executive’s claim but the Company will neither be liable to the Executive for any failure or refusal on the part of the scheme insurer to provide any benefits under any such scheme nor be required to attempt to persuade the insurers to provide any such benefits to the Executive (whether by means of threatening or issuing proceedings against the insurer or otherwise); and

(v)	if the Executive is receiving benefits under any such scheme then he will, if requested by the Company, immediately resign from any Office held in the Company or any Group Company; and
(vi)

without prejudice to the Executive’s rights under clause 19.1, the Company may by notice and with immediate effect discontinue payment (in whole or in part) of the Salary and the provision of any benefits in respect of any period during which the Executive shall be in receipt of any benefits under the scheme. Where the Company has paid Salary and/or provided any benefits in respect of any period that is subsequently covered by the provision of any benefits under the scheme (the “Waiting Period”), the Company may deduct from any sums owed to the Executive the amount by which the salary paid to the Executive and the value to the Executive of the benefits provided during the Waiting Period exceeds the amount of benefit received from the scheme insurers in respect of the same period.

10.3

Subject to the terms and conditions of the option grant, the LTI Award and bonus arrangement referred to in clauses 10.1(a) to (c) above, no bonus shall be payable, the option shall not be exercisable and the LTI Award shall not vest unless the Executive remains in service until the relevant payment, exercise and/or vesting date.

11.	EXPENSES

The Company shall reimburse the Executive for all reasonable travel, accommodation and other expenses properly authorised by the Board and wholly, exclusively and necessarily incurred in or about the performance of his duties hereunder, which expenses shall be evidenced in such manner as the Board may specify from time to time.

12.	CAR ALLOWANCE
12.1

The Executive shall receive an allowance at the rate of £12,000 (TWELVE THOUSAND POUNDS) per annum which shall be payable in the same manner as the Salary in accordance with clause 9.1 above. The car allowance shall not be treated as part of basic salary for any purpose and shall not be pensionable.

13.	CONFIDENTIAL INFORMATION
13.1

Without prejudice and in addition to his common law duties, the Executive shall not (save in the proper and faithful performance of his duties, as required by law or as authorised by the Board) directly or indirectly use, make available, disclose, or communicate to any person (and shall use his best endeavours to prevent such use, disclosure or communication of) any trade or business secrets or confidential information of or relating to the Company or any Group Company (including but not limited to details of actual or potential customers, employees, consultants, suppliers, designs, products, product applications, trade arrangements, terms of business, customer requirements, operating systems, sales information, marketing information or strategies, manufacturing processes, software, disputes, commission or bonus arrangements, pricing and fee arrangements and structures, business plans, financial information, inventions, research and development activities, personal or sensitive personal data and anything marked or treated as confidential) which he creates, develops, receives, has access to, or obtains while in the service of the Company or any Group Company. This restriction shall continue to apply after the termination of the Appointment and after the expiration or termination of this agreement howsoever arising without limit in time.

13.2

Reference to confidential information in this clause 13 (Confidential Information) shall not include information which is in the public domain at the time of its disclosure or which comes into the public domain after its disclosure otherwise than by reason of a breach of this agreement (and in such a case shall become non confidential from the time that the information comes into the public domain), information which was already demonstrably known to the receiving party at the date of disclosure and had not been received in confidence from the Company or information which is required to be disclosed as a matter of law. It shall include information in the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for the Company.

13.3

During the Appointment the Executive shall not make (other than for the benefit of the Company) any record or copy of any record (whether electronically on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of the Company or any Group Company or their customers and suppliers or concerning its or their dealings or affairs or (either during the Appointment or afterwards) use such records or copy thereof (or allow them to be used) other than for the benefit of the Company or the relevant Group Company. All such records (and any copies of them) shall belong solely to the Company or the relevant Group Company and shall be handed over to the chairman of the Board or his or her written designee by the Executive on the termination of the Appointment or at any time during the Appointment at the request of the Board.

13.4

The Executive shall not during the Appointment either directly or indirectly publish any opinion, fact or material on any matter within the scope of the business of the Company or any Group Company (whether confidential or not) which might reasonably be expected to have a material adverse effect on the Company (or any Group Company) without the prior written approval of the Board.

13.5

Nothing in this clause shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first fully complied with the Company’s procedures relating to such disclosures.

14.	DATA PROTECTION
14.1

The Executive consents to the Company and other Group Companies holding and processing information about him (for legal, personnel, administrative and management purposes) and, in particular, holding and processing:

(a)	his health records and any medical reports given to or obtained by the Company, to monitor sick leave and take decisions as to his fitness to work or the need for adjustments in the workplace;
(b)	his racial or ethnic origin, to monitor compliance with equality legislation;

(c)	any information relating to criminal proceedings in which he has been or is involved, for any insurance purposes and to comply with legal requirements and obligations to third parties.
14.2

The Company may make such information available to Group Companies, those who provide products or services to the Company and Group Companies (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

14.3	The Executive consents to the transfer of such information to the Company’s and the Group Companies business contacts outside the European Economic Area in order to further its business interests.
14.4	The Executive will comply with the terms of the Data Protection Act 1998. Details of his obligations under this Act is available from [the Company Secretary].
15.	INVENTIONS AND CREATIVE WORKS
15.1

For the purposes of this clause “Intellectual Property Rights” means any and all patents, trade marks, service marks, rights in designs, get-up, trade, business or domain names, goodwill associated with the foregoing, copyright (including rights in computer software and databases), topography rights (in each case whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world.

15.2

The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of the duties he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular, the Executive’s duties include reviewing the products and services of the Company and Group Companies with a view to identifying and implementing potential improvements.

15.3

The Executive shall promptly disclose to the Board any idea, invention or work which is relevant to (or capable of use in) the business of the Company [or any Group Company] now or in the future made by him in the course of his employment (whether or not in the course of his duties). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in any such ideas, inventions or works will, on creation, vest in and be the exclusive property of the Company and if they do not do so he shall assign them to the Company (upon its request and at its cost). The Executive irrevocably waives any “Moral Rights” or any other rights which he may have in any such ideas, inventions or works under chapter IV of part I of the Copyright, Designs and Patents Act 1988 or any other applicable law.

15.4

The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of this clause and acknowledges in favour of any third party that a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

16.	GARDEN LEAVE
16.1

Despite any other provision in this agreement the Company is under no obligation to provide the Executive with work and the Board may (at any time and in particular if either party serves notice to terminate the Appointment or if the Executive purports to terminate the Appointment without due notice and the Company has not accepted that resignation) require the Executive to perform no duties whatsoever or such duties as it may reasonably require and may exclude the Executive from any premises of any Group Company, in each case for up to 12 months in total at any one time and without having to give any reason for so doing.

16.2	During any period in which the Company exercises its rights under clause 16.1 (“Garden Leave”) the Executive shall:
(a)

remain an employee of the Company and be bound by the terms of this agreement (in particular but not limited to clauses 8 (Outside Interests) and 13 (Confidential Information) and 21 (Obligations on Termination));

(b)

not have any contact or communication with any client or customer, employee, officer, director, agent or consultant of the Company or any Group Company save for any purely personal contact or with the prior written consent of the Board;

(c)	take and be deemed to be taking any period of accrued but unused holiday entitlement;
(d)	keep the Board informed of his whereabouts (except during any periods taken as holiday) so that he can be called upon to perform any appropriate duties as required by the Board;
(e)	if the Board so requests, comply with his obligations under clause 21 (Obligations upon Termination); and
(f)	continue to receive the Salary and contractual benefits in the usual way.
17.	RESTRICTIONS AFTER TERMINATION
17.1

The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties owed to the Company and each Group Company he has knowledge of trade secrets and confidential business information (including details of customers and suppliers). He is therefore in a position to harm its/their legitimate business interests if he were to make use of such trade secrets or confidential business information for his own purposes or the purposes of another or make available, disclose, or communicate such trade secrets to a third party. Accordingly, having regard to the above, in the light of the consideration provided to the Executive for entering into the restrictions and having taken independent legal advice the Executive accepts that the restrictions in this clause are reasonable.

17.2

The Executive covenants to the Company (for itself and as trustee for each Group Company) that in order to protect the confidential information, trade secrets and business connections of the Company and each Group Company he shall not for the following periods (less any period or periods spent on Garden Leave immediately prior to Termination) after Termination for whatever reason (but excluding repudiatory breach of this agreement by the Company) save with the prior written consent of the Board (which shall not be unreasonably withheld or refused) directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(a)

for six months following Termination in the Relevant Territory and in competition with the Company or any Group Company engage, assist or be interested in any undertaking which provides Services or Products;

(b)	for six months following Termination and in competition with the Company or any Relevant Group Company solicit or interfere with or endeavour to entice away from the Company or any Group Company any Client or Customer in relation to the supply of Services or Products;

(c)	for six months following Termination in the Relevant Territory and in competition with the Company or any Group Company be concerned with the supply of Services or Products to any Client or Customer;
(d)

for six months following Termination and in competition with the Company or any Group Company solicit or interfere with or endeavour to entice away from the Company or any Group Company any Supplier in relation to the supply of Services or Products;

(e)

for six months following Termination in the Relevant Territory and in competition with the Company or any Group Company be concerned with the receipt of services or goods from any Supplier where such services or goods are in competition with those supplied to the Company or any Group Company by the Supplier in the period of 12 months prior to Termination and with which supply the Executive was concerned in the said period of 12 months;

(f)

for six months following Termination solicit the employment or engagement of any Key Employee in a business which is in competition with the Company or any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work); and

(g)	at any time following Termination represent himself as being in any way connected with or interested in the business of the Company or any Relevant Group Company.
17.3

Each of the obligations in this clause is an entire, separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

17.4

The Executive acknowledges that each and every restriction contained within this clause is intended by the parties to apply after Termination whether Termination is lawful or otherwise. The restrictions, which are acknowledged to be ancillary in nature, will apply even where Termination results from a breach of a provision within this agreement.

17.5

While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording was deleted, they shall apply with such modifications as necessary to make them valid and effective.

17.6

The Executive will (at the request of the Board) enter into a direct agreement with any Group Company under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

17.7	The provisions of this clause will not prevent the Executive from holding an Investment.
17.8

If the Executive is offered employment or a consultancy arrangement or a partnership or any other engagement with a third party at any time during the Appointment or in the six months following Termination (howsoever arising), he will supply that third party with a full copy of this agreement with the amount of the salary in clause 9.1 redacted.

18.	DEFINITIONS
18.1	For the purposes of clause 17 (Restrictions after Termination):

(a)

“Customer” and “Client” means any person, firm, company or entity which was a customer or client of the Company or any Group Company at any time during the 12 months prior to Termination and with which the Executive was materially concerned or had personal contact at any time during the said period of 12 months;

(b)	“Key Employee” means any person who immediately prior to Termination was a senior employee or consultant of the Company or any Group Company occupying a senior or managerial position;
(c)

“Relevant Territory” means the area constituting the market of the Company and any Group Company for Services and Products in the period of 12 months prior to Termination and with which area the Executive was materially concerned at any time during the said period of 12 months;

(d)

“Services” and “Products” means services and products which are competitive with those supplied by the Company or any Relevant Group Company in the 12 months prior to Termination and with the supply of which the Executive was materially concerned at any time during the said period of 12 months;

(e)

“Supplier” means any person, firm, company or entity who was a supplier of services or goods to the Company or any Group Company in the 12 months prior to Termination and with which the Executive was materially concerned or had personal contact at any time during the said period of 12 months; and

(f)	“Termination” means the date of termination of the Appointment or date that the Executive goes on Garden Leave.
19.	TERMINATION BY EVENTS OF DEFAULT
19.1	The Company may terminate the Appointment by notice but with immediate effect if the Executive:
(a)

is guilty (as determined in the reasonable opinion of the Company) of any gross misconduct or commits any serious or (after warning) repeated or continued material breach of his obligations, including fiduciary or statutory duties, to the Company (other than by reason of absence due to illness or injury);

(b)	becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors;
(c)

is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(d)	is disqualified from holding any office which he holds in any Group Company or resigns from such office without the prior written approval of the Board;
(e)	becomes of unsound mind or a patient under any statute relating to mental health;
(f)	is in the reasonable opinion of the Board, negligent or incompetent in the performance of his duties;
(g)

does anything (in the course of his duties or otherwise) which (in the reasonable opinion of the Board) does actually or might reasonably be expected to bring himself or any Group Company into disrepute;

(h)	acts in a way which is in the reasonable opinion of the Board materially adverse to the interests of the Company;
(i)

is prevented by illness, injury or other incapacity from fully performing his obligations to the Company for an aggregate of 90 working days in any period of 12 months save that the Company shall not terminate the Appointment solely on the ground of the Employee’s Incapacity where the Employee’s entitlement to benefit from sick pay or permanent health insurance would be forfeited;

(j)

is guilty of a serious or material breach of any Regulatory Requirement or laws, rules and regulations as amended from time to time of the Financial Services Authority, the Securities and Exchange Commission or any other regulatory authority relevant to the business of the Company or any Group Company with which the Executive is concerned or any compliance manual or policy of any Group Company; or

(k)

engages in a serious or material breach of any rules issued by the Company or any Group Company or any third party to which the Executive is seconded relating to the use of trade secrets, confidential information, information technology, computer systems, e-mail and the Internet.

19.2	Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.
20.	INCAPACITY AND MEDICAL EXAMINATION
20.1

Provided the Executive complies with the Company’s rules on notification and evidence of absence due to illness or injury (as amended from time to time) he shall be paid the Salary and receive his contractual benefits during any absence from work due to illness or injury for an aggregate of up to 90 working days in any period of 12 months. Such payments shall be reduced by the amount of any insurance or other benefit to which he is entitled as a result of his incapacity and any sickness or other benefit to which he is entitled under social security legislation for the time being in force. Thereafter, the Company may by notice and with immediate effect (or from a future date specified in the notice) discontinue payment (in whole or part) of the Salary and provision of any benefits until such incapacity shall cease or (whether or not the Salary and benefits shall have been discontinued as aforesaid) terminate the Appointment.

20.2

If the Executive is away from work due to illness or injury for a consecutive period of 45 working days or the Board reasonably envisages that he will be away for such a period the Company may appoint another person or persons to perform the Executive’s duties until he returns to work.

20.3

The Company may require the Executive to undergo examinations by medical advisers appointed or approved by the Company and subject to the right of the Executive to see and approve any written report the Executive authorises such advisers to disclose to the Company the results of such examinations and to discuss with it any matter arising from such examinations that may affect the Executive’s performance of his duties.

20.4

If the Executive is unable to perform his duties under this agreement as a result of ill health, accident or injury caused by actionable negligence, nuisance or breach of any statutory duty on the part of any third party in respect of which damages may be recoverable the Executive will immediately inform the Company of this fact and all relevant particulars. The Executive will (if requested to do so by the Board) pursue a claim against the third party for damages and will notify the Company of the progress of the claim and any settlement, award or judgment. He will pay the Company that part of any damages or compensation recovered by him which relates to loss of earnings for the period during which he was paid by the Company but unable to perform his duties under this agreement less any costs borne by him in connection with the recovery of the damages or compensation provided, however, that the payment to the Company will not exceed the total amount paid to him by the Company in respect of the relevant period.

21.	OBLIGATIONS UPON TERMINATION
21.1	Upon the earlier of the termination of the Appointment howsoever arising or the Company sending the Executive on Garden Leave the Executive shall (if the Board so requests):
(a)

immediately resign without claim for compensation from all Offices held in any Group Company and membership of any organisation and any Office in any other company acquired by reason of or in connection with the Appointment and the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

(b)

deliver to the Company all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, in an electronic form, on a computer memory or otherwise) made, compiled or acquired by him or to which he has access during the Appointment and relating to the business, finances or affairs of the Company or any Group Company or its or their clients and any other property of any Group Company which is in his possession, custody, care or control. This clause shall not apply to any property provided to the Executive as a benefit during any period of Garden Leave provided, however, that such property shall be returned to the Company at the end of the Garden Leave period. The Executive shall, if requested to do so by the Company, confirm in writing his compliance with his obligations under this clause;

(c)

irretrievably delete any information relating to the business of the Company or any Group Company stored on any electronic media, magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

(d)

transfer (without payment) to the Company (or as it may direct) any qualifying or nominee shareholdings which he holds in connection with the Appointment and the Executive irrevocably appoints the Company to be his attorney to execute such transfers on his behalf.

21.2

Upon termination of the Appointment pursuant to clause 19 the Executive shall have no rights as a result of this agreement (or any alleged breach of it) to any compensation under or in respect of any share option, bonus or long-term incentive plans in which he may participate or have received grants or allocations at or before the date the Appointment terminates. Any rights which he may have under such schemes shall be exclusively governed by the rules of such schemes.

22.	RECONSTRUCTION AND AMALGAMATION

If the Executive’s employment is terminated at any time in connection with any reconstruction or amalgamation of the Company or any Group Company whether by winding up or otherwise and he receives an offer of employment on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement from an undertaking involved in or resulting from such reconstruction or amalgamation he shall have no claim whatsoever against the Company or any such undertaking arising out of or connected with such termination.

23.	DISCIPLINARY AND GRIEVANCE PROCEDURES
23.1	Save as required by law, there are no disciplinary or grievance procedure rules applicable to the Executive.
23.2

If the Executive is not satisfied with any disciplinary or dismissal decision taken in relation to him, or any decision in response to any grievance he may apply in writing within 14 days of that decision to the Chairman, whose decision shall be final.

23.3	If the Executive has any grievance in relation to his employment he may raise it in writing with the Chairman.
23.4

The Board may at any time suspend the Executive for a period of up to four weeks for the purposes of investigating any allegation of misconduct or negligence against him. During this period he will continue to receive his salary and all contractual benefits but will not (except with the prior written approval of the Board) attend any premises of or contact any employee (other than any director) or customer of the Company or any Group Company.

24.	COMPLIANCE WITH REGULATORY REQUIREMENTS
24.1

The Executive undertakes to comply with all legal and regulatory requirements and any code of practice or compliance manual issued by the Company relating to transactions in securities and inside information and dealing in force from time to time, including any rules and regulations of or under the UK Listing Authority, the Financial Services and Markets Act 2000, the Criminal Justice Act 1993, the Securities Act of 1933, the Securities Exchange Act of 1934, the Financial Services Authority (“FSA”) the Securities and Exchange Commission, NASDAQ and relevant regulatory authorities relevant to the Company and any Group Company from time to time with which the Executive is concerned (the “Regulatory Requirements”).

24.2	The Executive acknowledges that he has been provided with details of the Regulatory Requirements and he has read and understands them.
24.3

By signing this agreement, the Executive acknowledges that he is aware of the Regulatory Requirements and that a breach of the Regulatory Requirements carry sanctions including criminal liability, disciplinary action by the Company (including summary dismissal) and by the relevant regulatory authority (including civil liability, fines and public censure by the FSA, the Securities and Exchange Commission and NASDAQ).

24.4	Due to the Executive’s position he shall be named on the Company’s list of persons with access to inside information relating to the Company which may be made available to the FSA.
24.5	A breach of the Regulatory Requirements shall be treated by the Company as a disciplinary offence.

25.	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax or e-mail addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter or fax [or e-mail] shall be deemed to have been served at the time at which the notice was delivered personally or transmitted by fax or (if sent by post) would be delivered in the ordinary course of post.

26.	ENTIRE AGREEMENT
26.1

Each party on behalf of itself and (in the case of the Company, as agent for the Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)	this agreement constitutes the entire and only agreement between the Executive and any Group Company relating to his employment with the Company;
(b)

neither he nor it nor any Group Company has been induced to enter into this agreement in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this agreement and, to the extent that any of them has been, it (in the case of the Company, acting on behalf of all Group Companies) and he unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

provided that the provisions of this clause 26.1 shall not exclude any liability which any of the parties or, where appropriate, the Group Companies would otherwise have to any other party or, where appropriate, to the Group Companies or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

26.2	This agreement may be varied only by a document signed by each of the parties and expressly incorporating the terms of this agreement as varied into that document.
26.3	Any previous agreement or arrangement between the Company or any Group Company and the Executive shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment.
27.	PROPER LAW
27.1

This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

27.2

Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

28.	CONSTRUCTION
28.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.
28.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.
28.3	The schedules (if any) to this agreement form part of (and are incorporated into) this agreement.
28.4	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

29.	COUNTERPARTS

This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this agreement provided that the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

30.	THIRD PARTY RIGHTS
30.1

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement. No person other than the parties to this agreement shall have any rights under it and it will not be enforceable by any person other than the parties to it.

30.2

The parties may, subject to clauses 2.1, 19 and 28.4, amend, vary or terminate this agreement in such a way as to affect any rights of any other person arising under the Contracts (Rights of Third Parties) Act 1999 without the consent of such person.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by ALEXANDER YOUNG in the	)	/s/ Sandy Young
presence of:	)

Witness signature:		/s/ Nigel Eveleigh

Witness name:		Nigel Eveleigh

Witness address:		14 Rayner Close Crowborough East Sussex TNG 2TQ

Witness occupation:		Chartered Town Planner

Signed by H.J. M. Tompkins	)
for and on behalf of ALLIED	)
HEALTHCARE INTERNATIONAL INC	)

Signature:		/s/ H.J.M. Tompkins